                                                        EXHIBIT 12.1 PAGE 1 OF 2

                 NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (MILLIONS OF DOLLARS)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30       YEAR ENDED DECEMBER 31
                                                                 ---------------------  ----------------------
                                                                    1996       1995        1995        1994
                                                                 ----------  ---------  ----------  ----------
EARNINGS
Income before income taxes as reported.........................  $    886.6  $   854.7  $  1,114.7  $  1,049.0
Add:
  Total interest expenses (as detailed below)..................       136.9      132.8       174.9       159.9
  Income (loss) of partially owned entities(1).................         0.7        0.4         0.1         0.6
  Subsidiaries' preferred dividend requirement.................         1.9        2.0         2.6         2.7
                                                                 ----------  ---------  ----------  ----------
    Income before income taxes, as adjusted....................  $  1,026.1  $   989.9  $  1,292.3  $  1,212.2
                                                                 ----------  ---------  ----------  ----------
                                                                 ----------  ---------  ----------  ----------
FIXED CHARGES
Interest expense on debt.......................................  $     83.9  $    85.7  $    113.4  $    101.6
Other interest expense.........................................        30.1       24.6        31.5        31.8
Calculated interest portion of rent expense....................        22.9       22.5        30.0        26.5
                                                                 ----------  ---------  ----------  ----------
    Total interest expenses....................................       136.9      132.8       174.9       159.9
Capitalized interest...........................................         9.4       10.9        14.0        17.8
Subsidiaries' preferred dividend requirement on a pretax
  basis........................................................         2.9        3.0         4.1         4.2
                                                                 ----------  ---------  ----------  ----------
    Total fixed charges........................................  $    149.2  $   146.7  $    193.0  $    181.9
                                                                 ----------  ---------  ----------  ----------
                                                                 ----------  ---------  ----------  ----------
RATIO OF EARNINGS TO FIXED CHARGES.............................        6.88       6.75        6.70        6.66

------------------------

(1) Includes the distributed income of 20%-49% owned entities, net of equity recorded in undistributed income and the minority income of consolidated entities which have fixed charges.

    The computations do not include $0.3 million of interest expense related to $7.8 million of debt guaranteed for a less than 50% owned entity.

                                                        EXHIBIT 12.1 PAGE 2 OF 2

                 NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (MILLIONS OF DOLLARS)

                                                                                     YEAR ENDED DECEMBER 31
                                                                               ----------------------------------
                                                                                  1993        1992      1991(2)
                                                                               ----------  ----------  ----------
EARNINGS
Income before income taxes as reported.......................................  $    898.6  $    875.3  $    143.6
Add:
  Total interest expenses (as detailed below)................................       160.7       161.6       151.4
  Income (loss) of partially owned entities(1)...............................        (2.6)        2.0         1.3
  Subsidiaries' preferred dividend requirement...............................         2.7         2.7         3.3
                                                                               ----------  ----------  ----------
    Income before income taxes, as adjusted..................................  $  1,059.4  $  1.041.6  $    299.6
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
FIXED CHARGES
Interest expense on debt.....................................................  $     98.6  $    109.0  $     99.7
Other interest expense.......................................................  $     38.7        33.0        34.8
Calculated interest portion of rent expense..................................        23.4        19.6        16.9
                                                                               ----------  ----------  ----------
    Total interest expenses..................................................       160.7       161.6       151.4
Capitalized interest.........................................................        21.7        17.9        19.3
Subsidiaries' preferred dividend requirement on a pretax basis...............         4.3         4.2         4.9
                                                                               ----------  ----------  ----------
    Total fixed charges......................................................  $    186.7  $    183.7  $    175.6
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
RATIO OF EARNINGS TO FIXED CHARGES...........................................        5.67        5.67        1.71(2)

------------------------

(1) Includes the distributed income of 20%-49% owned entities, net of equity recorded in undistributed income and the minority income of consolidated entities which have fixed charges.

(2) Included in 1991 results is a special charge that increased transportation operating expenses by $680 million.

    The computations do not include $0.3 million of interest expense related to $7.8 million of debt guaranteed for a less than 50% owned entity.